Exhibit 99.1

FOR IMMEDIATE RELEASE

OurPet’s Company Reports Third Quarter 2015 Results

Record Q3 Net Revenue of Nearly $6.0 million -- Net Income Increases 428% to $410,450

FAIRPORT HARBOR, Ohio – November 2, 2015 --OurPet's Company (OTCQX: OPCO ) (www.ourpets.com), a leading proprietary pet supply company, today reported record third-quarter revenue of $5.99 million, an increase of 7% from $5.60 million in revenues for the comparable three months of 2014. Net income for the third quarter ended September 30, 2015, increased 428% to $410,450, or $0.02 diluted earnings per share, compared to $77,751, or $0.00, for the year prior.

Dr. Steven Tsengas, President and CEO commented, “We are pleased with our results for the third quarter in which we achieved record net revenue, gross margins improving to 34%, and net income from operations of almost 11% of sales. We continue to see strong sales growth in the Pet Specialty channel driven by our cat toys and bowls/feeder lines. E-commerce sales rebounded and grew 7% while the Food, Drug, Mass channel slightly decreased; however, we anticipate improved sales as the conversion to the PetZone brand is completed by year end. Unfortunately, with the strengthening of the U.S. dollar, international sales have been negatively impacted particularly in Canada and the United Kingdom.”

Dr. Tsengas continued, “We have expanded and strengthened our relationship with several domestic and international independent sales representative organizations, and have added another experienced salesperson to our staff. With the recent and anticipated introduction of a significant number of new innovative products in all our product categories, we are experiencing robust sales activity. Our Catty Whack™ , winner of the SuperZoo “Best New Cat Product”  award, is beginning to ship and is receiving strong consumer reaction. We expect to release more information on other major, trend-setting products over the next six months.

“As we have previously communicated, the last five years have been challenging for OurPet’s as we have transitioned from a small- to a medium-sized company poised for accelerated future growth in both revenue and net income. This required large investments in management/operating informational systems; strengthening and, where appropriate, adding management and professional/technical talent; improving warehousing and inventory management efficiencies; strengthening relationships of strategic domestic and overseas suppliers; and strengthening our relationship with our banking resources. We sincerely believe that these improvements will positively impact revenue and profit results going into the fourth quarter of 2015 and beyond.”

2015 Third Quarter Results

Net revenue increased 7% to $5,986,645 for the 2015 third quarter versus the same period last year. The $386,000 increase was attributable to strong sales in the Pet Specialty and Value channels, partially offset by a decrease in the Food, Drug and Mass channel.

Gross Profit was $2,012,177 for the 2015 third quarter compared to $1,640,751 the prior year. Gross profit margin increased 4.3 percentage points to 33.6% for the 2015 third quarter from 29.3% for the same period a year ago due to continuous improvement initiatives, price increases, and product mix.

Income from operations increased to $649,023 for the 2015 third quarter from $152,768 a year ago. This increase was primarily due to higher gross profit and also benefited from lower selling, general, and administrative expenses.

Other income for the 2015 third quarter increased to $14,582 from $6,051 a year ago due to a higher amount of patent infringement settlements.

Income before taxes was almost five times greater at $627,686 for the 2015 third quarter compared to $127,666 a year ago.

Income tax expense for the 2015 third quarter increased to $217,236 from $49,915 a year ago due to the higher income.

Net income increased to $410,450 for the 2015 third quarter from $77,751 last year. Net income per diluted share increased to $0.02 for the third quarter of 2015 from $0.00 a year ago.

EBITDA was $825,696 for the 2015 third quarter versus $323,140 a year ago. A reconciliation of EBITDA to GAAP net income is provided in an attachment to the summary financial statements.

2015 First Nine Months Results

Net revenue increased 6% to $17,170,795 for the first nine months of 2015. The year-over-year increase was due to strong Pet Specialty sales, especially in the bowls and feeders category.

Gross profit increased 15% to $5,424,591 for the first nine months of 2015 versus the prior year. Gross profit margin increased 2.5 percentage points to 31.6% for the first nine months of 2015 from 29.1% the prior year due to the same factors that benefited the 2015 third quarter results.

Income from operations increased 143% to $1,427,797 for the first nine months of 2015, which was attributable to higher gross profit and lower selling, general, and administrative expenses.

Other income decreased to $40,582 for the first nine months of 2015 from $77,713 for the same period last year due to a greater amount of patent infringement settlements in 2014.

Income before taxes increased to $1,383,158 for the first nine months of 2015 compared to $566,658 for the same period a year ago.

Income tax expense was $496,839 for the first nine months of 2015 compared to $206,723 the prior year.

Net income for the first nine months of 2015 increased 146% to $886,319 from $359,935 for the same period in 2014. Net income per share increased to $0.04 for the first nine months of 2015 from $0.02 last year.

EBITDA increased 72% to $1,984,688 the first nine months of 2015 compared to $1,153,656 the prior year. A reconciliation of EBITDA to GAAP Net Income is provided in an attachment to the summary financial statements.

The Current Ratio improved to 5.61, reflecting or strong liquidity, while Stockholders’ Equity improved by $904,319 or 12.1% over the comparable date last year.

About OurPet’s Company

OurPet’s Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about our company and its products. OurPet’s websites include www.petzonebrand.com and www.ourpets.com.

Forward-Looking Statements

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions; growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet’s SEC reports. For further information, contact:

CONTACTS

OurPet’s Company
Dr. Steven Tsengas, CEO
(440) 343-6500, x111

DreamTeamNetwork
Austin, Texas
www.DreamTeamNetwork.com
512.758.8877 Office
Editor@DreamTeamNetwork.com

OURPET'S COMPANY AND SUBSIDIARIES

 CONSOLIDATED OPERATING RESULTS

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net revenue	$5,986,645	$5,601,011	$17,170,795	$16,175,692
Cost of goods sold	3,974,468	3,960,260	11,746,204	11,462,593
Gross profit on sales	2,012,177	1,640,751	5,424,591	4,713,099

Selling, general and administrative expenses	1,363,154	1,487,983	3,996,794	4,126,635

Income from operations	649,023	152,768	1,427,797	586,464

Other (income) and expense, net	(14,582)	(6,051)	(40,582)	(77,713)
Interest expense	35,919	31,153	85,221	97,519
Income before taxes	627,686	127,666	1,383,158	566,658

Income Tax expense	217,236	49,915	496,839	206,723
Net Income	$410,450	$77,751	$886,319	$359,935

Basic and Diluted Net Income Per Common
Share After Dividend Requirements For Preferred
Stock	$0.02	$0.00	$0.04	$0.02

Weighted average number of common shares
outstanding used to calculate
basic earnings per share	17,562,239	17,056,910	17,558,085	16,884,581

Weighted average number of common and
equivalent shares outstanding used to calculate
diluted earnings per share	19,824,793	18,037,565	19,220,115	18,160,977

OURPET'S COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2015	2014
ASSETS
Cash and equivalents	$101,775	$192,448
Receivables, net	4,048,759	3,116,448
Inventories, net	7,802,675	6,894,115
Prepaid expenses	467,126	478,593
Total current assets	12,420,335	10,681,604

LONG TERM ASSETS
Property and equipment, net	1,867,252	1,769,548
Amortizable intangible assets, net	361,259	384,063
Non amortizable Intangible Assets	461,000	461,000
Goodwill	67,511	67,511
Deposits and Other assets	18,003	18,003
Total long term assets	2,775,025	2,700,125

Total assets	$15,195,360	$13,381,729

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	311,470	601,632
Accounts payable	1,244,885	1,489,982
Accrued expenses	656,652	565,491
Total current liabilities	2,213,007	2,657,105

LONG TERM LIABILITIES
Long-term debt - less current portion above	938,894	119,780
Revolving line of credit	3,473,032	2,862,032
Deferred income taxes	204,947	281,651
Total long term liabilities	4,616,873	3,263,463

Total liabilities	6,829,880	5,920,568

Stockholders' Equity	8,365,480	7,461,161

Total liabilities and stockholders' equity	$15,195,360	$13,381,729

EBITDA	Q3'15	Q3'14	1st nine months 2015	1st nine months 2014

Net Income	$410,450	$77,751	$886,319	$359,935
Interest	35,919	31,153	85,221	97,519
Tax Expense	217,236	49,915	496,839	206,723
Depreciation	143,135	143,977	456,981	430,988
Amortization	18,956	20,344	59,328	58,491
Total EBITDA	$825,696	$323,140	$1,984,688	$1,153,656

The above table reconciles the Company’s disclosure of Net Income per GAAP with the non GAAP financial measure EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization.) As the investment community has often requested the EBITDA calculation to help them evaluate performance, Management has chosen to provide this disclosure. Although EBITDA is widely used in the investment community as a benchmark to reflect operating performance, financing capability and liquidity, it is not regarded as a measure of operating performance and liquidity under generally accepted accounting principles (“GAAP”). It also does not represent cash flows from operating activities. In addition, the Company’s EBITDA may not be comparable to similar indicators provided by other companies. The Presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss), or any component thereof, in accordance with GAAP.